UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2014

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (973) 924-5100

Not Applicable
_________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 1, 2014, Investors Bancorp, Inc. (the “Company”) held its Annual Meeting of Shareholders.

The following proposals were submitted by the Board of Directors to a vote of security holders and the final result of the voting on each proposal is noted below.

Proposal 1: The election as Directors of all nominees listed below, each for a three-year term:

Directors
Terms Expiring at the 2017 Meeting:	Votes For	Votes Withhold	Broker Non Votes
Dennis M. Bone	128,785,362	684,001	6,305,426
Doreen R. Byrnes	126,317,319	3,152,044	6,305,426
William V. Cosgrove	126,557,338	2,912,025	6,305,426
Brendan J. Dugan	128,806,085	663,278	6,305,426

Proposal 2: The approval of non-binding, advisory proposal to approve the compensation paid to our named executive officers.

Votes For	Votes Against	Abstain	Broker Non Votes
126,713,898	2,553,667	201,795	6,305,429

Proposal 3: The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2014.

Votes For	Votes Against	Abstain	Broker Non Votes
135,015,825	599,426	159,538	—

On May 1, 2014, Investors Bancorp, Inc. (the “Company”) held a Special Meeting of Shareholders.

The following proposals were submitted by the Board of Directors to a vote of security holders and the final result of the voting on each proposal is noted below.

Proposal 1: The approval of a plan of conversion and reorganization, whereby Investors Bancorp, MHC and Investors Bancorp, Inc. will convert and reorganize from the mutual holding company structure to the stock holding company structure.

	Votes For	Votes Against	Abstain	Broker Non Votes
Inclusive of MHC	130,396,080	236,016	29,559	163,842
Exclusive of MHC	44,694,273	236,016	29,559	163,842

Proposal 2: The approval of the contribution of 1,000,000 shares of common stock and $10.0 million in cash, for a total contribution of $20.0 million, to the Investors Charitable Foundation (the "Charitable Foundation").

	Votes For	Votes Against	Abstain	Broker Non Votes
Inclusive of MHC	129,559,659	1,157,341	108,497	—
Exclusive of MHC	43,857,852	1,157,341	108,497	—

Proposal 3: The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization and/or the contribution to the Charitable Foundation.

Votes For	Votes Against	Abstain	Broker Non Votes
127,163,601	3,542,134	119,762	—

Item 7.01	Regulation FD Disclosure

The Company is furnishing presentation materials included as Exhibit 99.1 to this report pursuant to Item 7.01 of Form 8-K. The Company is not undertaking to update this presentation. The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information herein (including Exhibit 99.1).

Item 8.01	Other Events
On May 1, 2014, the stockholders of Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), approved the plan of conversion and reorganization of Investors Bancorp, MHC, as well as the contribution to Investors Charitable Foundation of 1,000,000 shares of New Investors Bancorp Inc., (“New Investors Bancorp”) common stock and $10.0 million in cash. On May 1, 2014, the depositors of Investors Bank, the wholly owned subsidiary of Investors Bancorp, also approved the plan of conversion and reorganization, as well as the contribution to Investors Charitable Foundation of 1,000,000 shares of New Investors Bancorp common stock and $10.0 million in cash.
New Investors Bancorp also announced that it intends to sell an aggregate of 219,580,695 shares of common stock at $10.00 per share, including 6,617,421 shares to be purchased by Investors Bank’s Employee Stock Ownership Plan, for gross offering proceeds of approximately $2.20 billion. A total of 85,574,890 shares of common stock will be sold in the firm commitment underwritten offering, for which RBC, KBW, and Sandler O'Neill acted as joint book-running managers, Barclays, Deutsche Bank Securities, and J.P. Morgan acted as joint lead managers, and Sterne Agee and Boenning & Scattergood, Inc. acted as co-managers. New Investors Bancorp received orders from depositors for 127,388,384 shares of common stock in the subscription offering, for which KBW acted as selling agent. All orders properly executed in the subscription offering will be filled in full.
Concurrent with the completion of the offering, owners of shares of Investor Bancorp’s common stock (other than Investors Bancorp, MHC) will receive 2.5500 shares of New Investors Bancorp common stock for each share of Investor Bancorp’s common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, New Investors Bancorp will have approximately 358,201,777 shares of common stock outstanding after giving effect to the transaction.
The transaction is scheduled to close after the close of the business day on May 7, 2014, at which time Investors Bancorp, MHC and Investors Bancorp will cease to exist, and New Investors Bancorp will become the fully public stock holding company of Investors Bank. The shares of common stock of Investors Bancorp will continue to trade under the trading symbol “ISBC”, CUSIP #46146P102, on the Nasdaq Global Select Market until the settlement date of May 7, 2014. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on May 8, 2014 under the trading symbol "ISBC", CUSIP # 46146L101. A copy of the related press release is attached as Exhibit 99.2 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Investors Presentation Annual Shareholder Meeting dated May 1, 2014.
99.2	Press Release dated May 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: May 2, 2014	By:	/s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Investors Presentation Annual Shareholder Meeting dated May 1, 2014.
99.2	Press Release dated May 1, 2014